Freeport-McMoRan Announces
Redemption of Two Series of Senior Notes

PHOENIX, AZ, March 5, 2018 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that notices have been issued to redeem on April 4, 2018, $454 million aggregate principal amount of Freeport-McMoRan Inc. (FCX) and Freeport-McMoRan Oil & Gas LLC (FMOG) senior notes. In accordance with the terms of respective indentures governing the notes, the notes will be redeemed at the redemption prices set forth in the table below, together with accrued and unpaid interest on the notes redeemed to, but not including, the redemption date.

Senior Notes	Principal Amount Outstanding (in millions)	Redemption Price*	Redemption Cost* (in millions)
FCX 6.750% due 2022	$403.7	$103.375	$417.3
FMOG 6.875% due 2023	$50.4	$103.438	$52.1
Total	$454.1		$469.4
* Excludes accrued and unpaid interest

The aggregate cash interest cost savings would approximate $30 million per annum. FCX expects to record a gain to net income of approximately $10 million in the second quarter of 2018 in connection with the redemptions. On March 5, 2018, U.S. Bank National Association, as trustee for the FCX senior notes, and Wells Fargo Bank, N.A., as trustee for the FMOG senior notes, distributed to the registered note holders written notice of the terms of these redemptions.
At December 31, 2017, FCX had $13.1 billion in total debt and consolidated cash of $4.4 billion. Following these note redemptions and the March 15, 2018, repayment at maturity of FCX’s 2.375% Senior Notes, FCX’s total debt would approximate $11.2 billion.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX’s website at “fcx.com.”

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